Exhibit 3.1
EXECUTION VERSION

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
INTERNATIONAL SPEEDWAY CORPORATION
Pursuant to Section 607.1007 and Section 607.1101 of the Florida Business Corporation Act, the Articles of Incorporation of International Speedway Corporation, as amended and restated to date, are hereby amended and restated in their entirety to read as follows:
ARTICLE I. NAME
The name of the corporation is International Speedway Corporation.
ARTICLE II. ADDRESS
The street address of the principal office and the mailing address of the corporation is One Daytona Boulevard, Daytona Beach, FL 32114.
ARTICLE III. PURPOSE
The corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.
ARTICLE IV. AUTHORIZED SHARES
The maximum number of shares that the corporation is authorized to have outstanding at any time is 10,000 shares of common stock having a par value of $.01 per share.
ARTICLE V. REGISTERED OFFICE AND AGENT
The street address of the current registered office of the corporation is One Daytona Boulevard, Daytona Beach, FL 32114 and the name of the corporation's current registered agent at that address is W. Garrett Crotty.
ARTICLE VI. BYLAWS
The power to adopt, alter, amend, or repeal bylaws shall be vested in the Board of Directors and the shareholders, except that the Board of Directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the Board of Directors.
ARTICLE VII. AMENDMENTS
The corporation reserves the right to amend, alter, change, or repeal any provision in these Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.
ARTICLE VIII. LIMITATION OF DIRECTOR LIABILITY
No director of the corporation shall be personally liable for monetary damages to the corporation, to its shareholders or to any other person for any statement, vote, decision or failure to act, regarding corporate management or policy or for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida Business Corporation Act, as amended from time to time. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

Exhibit 3.1
EXECUTION VERSION

CERTIFICATE
It is hereby certified that:
1.The name under which the original articles of incorporation of the corporation were filed with the Department of State of the State of Florida is: INTERNATIONAL SPEEDWAY CORPORATION.

2.The date of filing of the corporation's original articles of incorporation was May 7, 1953, and its Document Number is 173496.

3.The foregoing Amended and Restated Articles of Incorporation amend and restate the provisions of the Articles of Incorporation of the corporation in their entirety and were contained in the plan of merger that was adopted by the Board of Directors of the corporation on May 22, 2019 and approved by the shareholders of the corporation on October 16, 2019. The number of votes cast by the shareholders was sufficient for approval.

Executed as of the 16th day of October, 2019.
International Speedway Corporation

By: /s/ W. Garrett Crotty
Name: W. Garrett Crotty
Title: Executive Vice President, Secretary and General Counsel

Having been named as registered agent to accept service of process for the above stated corporation, at the place designated in this document, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.
Dated this 16th day of October, 2019.

By: /s/ W. Garrett Crotty
Name: W. Garrett Crotty
Title: Executive Vice President, Secretary and General Counsel